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                                                                    EXHIBIT 23.2

                         INDEPENDENT AUDITORS' CONSENT

The Board of Directors
MTI Technology Corporation:

     We consent to incorporation by reference in the registration statements (Nos. 333-95915, 333-92623, 333-85579, 333-61957, 333-46363, 333-50377,
333-18501 and 33-80438) on Form S-8 of MTI Technology Corporation of our report dated May 23, 2000, relating to the consolidated balance sheets of MTI Technology Corporation and subsidiaries as of April 1, 2000 and April 3, 1999 and the related consolidated statements of income, stockholders' equity and cash flows for each of the years in the three-year period ended April 1, 2000, and related schedule, which report appears in the April 1, 2000 annual report on Form 10-K of MTI Technology Corporation.

                                          KPMG LLP

Orange County, California
June 30, 2000